EXHIBIT 10.1

PERFORMANCE AWARDS AGREEMENT

ONE LIBERTY PROPERTIES, INC.

Name of Participant:

Number of ROC Units:

Number of TSR Units:

Grant Date: June 27, 2025

THIS PERFORMANCE AWARD AGREEMENT (the “Agreement”) is entered into as of the grant date (the “Grant Date”) set forth above, between One Liberty Properties, Inc., a Maryland corporation (“Company”), and the participant identified above (the “Participant”).

WHEREAS, the stockholders of the Company have adopted the One Liberty Properties, Inc. 2025 Incentive Plan (the “Plan”); and

WHEREAS, the Compensation Committee of the Board of Directors (“Committee”) of the Company has granted, pursuant to the Plan, (i) Performance Awards in the form of restricted stock units (“Units”) to the Participant pursuant to which shares of the Company’s common stock underlying the Units are issuable upon the attainment by the Company during the Performance Cycle of the Performance Criteria established by the Committee as set forth in Exhibit A hereto and (ii) cash settled dividend equivalent rights which are granted in tandem with the Units, all as further set forth herein;

NOW THEREFORE, the parties hereby agree as follows:

1.Incorporation of the Plan. All provisions of this Agreement and the rights of Participant hereunder are subject in all respects to the provisions of the Plan and the powers of the Committee therein provided.  Capitalized terms used in this Agreement but not defined herein shall have the meaning set forth in the Plan. The Participant acknowledges: (a) receipt of the Plan, the Prospectus dated June 10, 2025 (the “Prospectus”), the Prospectus Supplement dated the Grant Date (the “Supplement”) and the Clawback Policy (as defined in Section 9 of this Agreement); and (b) that it has had the opportunity to request from the Company and review the documents incorporated by reference in the Prospectus.

2.Grant Date. Pursuant to the Plan, the Company, effective as of the Grant Date, grants the Units to the Participant, subject to the terms and conditions of the Plan and those set forth herein.

3.Forfeiture.  Upon a termination, prior to June 30, 2028, of the Participant’s status as a Participant (as defined in the Plan) for any reason other than a DDR Event (as defined herein) or Change in Control, all Units that have not vested shall immediately terminate and be forfeited without consideration.

4.Issuance of Shares. As soon as practicable after the Units become vested and non-forfeitable, but in no event later than March 15 following the calendar year of vesting, the Participant shall receive one share (the “Share” or “Shares”) of Company common stock for each vested Unit. In the event that a fraction of a Share would be issued, the number of Shares to be issued shall be rounded to the nearest whole share. Any delivery of Shares under this Agreement may be made by delivery of a share certificate or by means of a credit of Shares in book entry form.

5.Vesting. The Units awarded to the Participant, except as otherwise provided herein, become vested and non-forfeitable to the extent, but only to the extent, that the Committee determines that the applicable Performance Criteria set forth in Exhibit A have been satisfied at the end of the Performance Cycle (the “Vesting Date”). Notwithstanding the forfeiture provision of Section 3 of this Agreement, the interest of the Participant in the Units vest as follows:

(a)	a pro rata number of Units upon termination of the Participant’s relationship with the Company due to death, Disability or Retirement (collectively a “DDR Event”) during the Performance Cycle, but only with respect to Units that would otherwise have vested at the end of the Performance Cycle. For the purposes of this Section 5(a), the pro rata number of Units that vest equals the product obtained by multiplying the total number of Units awarded pursuant to this Agreement that would have vested based on performance by a fraction, the numerator of which is the number of days commencing July 1, 2025 and ending on the date of the DDR Event, and the denominator of which is the total number of days in the Performance Cycle.

(b)	all of the Units vest upon a Change in Control if the effective date thereof is after December 31, 2026. If the effective date of the Change in Control occurs prior to or on December 31, 2026, a pro rata number of Units vest upon such Change in Control (unless the Committee, in its discretion, determines to vest all Units upon Change in Control without proration). For the purposes of this Section 5(b), the pro rata number of Units that vest equals the product obtained by multiplying the total number of Units awarded pursuant to this Agreement by a fraction, the numerator of which is the number of days commencing on July 1, 2025 and ending on the effective date of the Change in Control, and the denominator of which is the total number of days in the period commencing July 1, 2025 and ending December 31, 2026.

(c)	if a Participant’s relationship with the Company terminates due to a DDR Event and subsequent thereto (but prior to June 30, 2026) there is a Change in Control, then notwithstanding anything to the contrary herein, the number of Units which vest and the number of Shares issuable to the Participant, the Participant’s guardian, personal representative or estate, as the case may be, equals the product obtained by multiplying the total number of Units subject to this Agreement by a fraction, the numerator of which is the number of days commencing July 1, 2025 and ending on the date of the DDR Event, and the denominator of which is the total number of days in the period commencing July 1, 2025 and ending on the effective date of the Change in Control.

6.	Restrictions on Transfer. The Units awarded pursuant to this Agreement may not be sold, pledged or otherwise transferred and may not be subject to lien, garnishment, attachment or other legal process.

7.	Rights as a Stockholder; Dividend Equivalents.

(a)	The Participant does not have any rights of a stockholder with respect to the Shares underlying the Units unless and until the Units vest and are settled in Shares.
(b)	The Participant shall not be entitled to receive any dividend equivalent payments with respect to the Shares underlying the Units unless and until such Units vest. Within 60 days following the date on which the Units vest, the Company will pay the Participant in respect of each Unit that has vested, an amount equal to the aggregate amount of cash dividends that would have been paid in respect of the Shares underlying such earned Units had such Shares been issued and outstanding on the first day of the Performance Cycle through the date immediately preceding the settlement of the underlying shares on or after the vesting of such RSUs.

8.	Taxes. Participant is liable for any and all taxes, including withholding taxes, arising out of this grant, the vesting of Units, the payments contemplated by Section 7(b) of this Agreement and the issuance of Shares hereunder.

9.	Claw-back. Participant acknowledges and agrees that this award is subject to the applicable provisions of any claw-back or similar policy implemented by the Company, whether implemented prior to or after the grant of this award, including without limitation the Company’s clawback policy effective as of October 2, 2023, as amended from time-to-time (all of the foregoing referred to as the “Clawback Policy”).

10.	Miscellaneous

(a)	Neither this Agreement nor the granting or vesting of Units confers upon the Participant any right to continue as a Participant, nor does it interfere in any way with the right of the Company or an affiliate to terminate Participant’s status as a Participant at any time.

(b)	The parties agree to execute such further documents and instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

(c)	This Award is governed by the laws of the State of Maryland (without regard to its choice of law principles) and applicable Federal law.

(d)	Subject to the terms of the Plan, the Committee has the right to amend this Agreement, prospectively or retroactively; provided that no such amendment or alteration shall adversely affect Participant's material rights under this Agreement without Participant's consent and pursuant to a writing executed by the parties hereto which specifically states that it is amending this Agreement.

(e)	This Agreement, the Plan and the Clawback Policy constitute the entire contract between the parties hereto with regard to the subject matter hereof and supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof.

This Agreement has been executed and delivered by the parties as of the date hereof.

ONE LIBERTY PROPERTIES, INC.

By:  _________________________

Isaac Kalish, Chief Financial Officer

 _________________________

Signature of Participant

____________________________

Name of Participant

EXHIBIT A

PERFORMANCE CRITERIA

The number of Restricted Stock Units (“Units”) that vest, will be determined by the Compensation Committee as soon as practicable after the completion of the three-year Performance Cycle (which commences July 1, 2025 and ends June 30, 2028), using the following Performance Criteria:

Return on Capital: The issuance of Shares underlying the ROC Units identified on the cover page of this Agreement are subject to the satisfaction of an average annual return on capital metric during the Performance Cycle. If the average of the annual return on capital during the Performance Cycle is:

●	at least 8.75%, all the ROC Units vest;
●	less than 6.0%, none of the ROC Units vest; and
●	equals or exceeds 6.0% but less than 8.75%, then a proportional number of ROC Units vest.

Return on capital means adjusted funds from operations, as determined below, divided by average capital, as determined below. Adjusted funds from operations means funds from operations, determined in accordance with the National Association of Real Estate Investment Trusts definition, adjusted for straight-line rent accruals and amortization of lease intangibles, and adding and deducting gains and losses, respectively, on sales of properties. Gains and/or losses on property sales shall equal the sales price for a property less the purchase price, costs of capital improvements and costs of sale. Such return shall be calculated for each twelve-month period beginning July 1, 2025. Average capital is defined as stockholders’ equity, plus depreciation and amortization, adjusted for intangibles, and for each twelve month period during the Performance Cycle, shall be measured by reference to the quotient obtained by dividing (a) the sum of the capital as of July 1 and the following June 30 by (b) two. The average annual return on capital shall be determined for each twelve-month period beginning July 1, 2025, 2026 and 2027, and whether and to the extent an award vests, will be based on the average of such averages.

Total Stockholder Return: The issuance of Shares underlying the TSR Units identified on the cover page of this Agreement is subject to the satisfaction of an average annual total stockholder return metric during the Performance Cycle, calculated as described below.

If the average annual total stockholder return during the Performance Cycle is:

●	at least 11.0%, all of the TSR Units vest;
●	less than 6.0%, none of the TSR Units vest; and
●	equals or exceeds 6.0% but less than 11.0%, a proportional number of TSR Units vest.

Total stockholder return (expressed as a percentage), for each twelve month period beginning July 1, shall equal the quotient obtained by dividing (a) the sum of (i): the volume weighted average price (the “VWAP”) of the Company’s common stock for the twenty (20) trading days ending on the last trading day of the measurement period (the applicable June 30th), (ii) plus all dividends paid during the measurement period and (iii) minus the VWAP of the Company’s common stock for the twenty (20) trading days ending at the start of the measurement period (the applicable July 1st) and (b) by the VWAP of the Company’s common stock at the commencement of the measurement period (the applicable July 1st). Once total stockholder return has been calculated for each of the three years in the Performance Cycle, the average of the total stockholder return for each twelve month period during the Performance

Cycle shall be determined, and such average shall be the average annual total stockholder return of the Performance Cycle. For the avoidance of doubt (i) the stock prices to be used shall be those reported on the NYSE Consolidated Tape, (ii) dividends shall not be deemed to be reinvested, (iii) in the event that a measurement period begins or ends on a day which is not a trading day, then the measurement period shall be deemed to begin or end, as the case may be, on the immediately preceding trading date, and (iv) the VWAP to be used for the beginning of the measurement period shall be the VWAP for the 20 trading days ending on June 30th immediately preceding July 1st, or if such June 30th is not a trading day, then the immediately preceding day which is a trading day.